File No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	33-0224120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3777 Willow Glen Drive
El Cajon, California 92019
619-383-6600
(Name and address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Individual Compensation to Directors
(Full title of the plan)

Stephen M. Hosmer Royale Energy, Inc. 3777 Willow Glen Drive El Cajon, California 92019 619-383-6600	Copies to: Lee Polson Strasburger & Price, LLP 720 Brazos Street, Suite 700 Austin, Texas 78701 512-499-3600
Name, address, including zip code, and telephone number, including area code, of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

Large accelerated filer  [  ]       Accelerated filer  [  ]
Non-accelerated filer  [  ]  (Do not check if smaller reporting company)     Smaller reporting company  [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock	1,486,588 Shares	$0.40	$594,635	$59.94

(1)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the common stock as reported by the NASDAQ Capital Market on December 11, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8.  Information required by Part I (Items 1 and 2) will, to the extent applicable, be included in documents sent or given to participants pursuant to Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3     Incorporation of Documents by Reference

The following documents filed by the registrant (SEC file number 0-22750) with the Commission are hereby incorporated by reference:

-	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015;
-
Our Current Reports on Form 8-K filed with the SEC on March 24, 2015, April 13, 2015, May 21, 2015, June 4, 2015, June 10, 2015, August 4, 2015, August 7, 2015, September 4, 2015, September 10, 2015, September 21, 2015, September 24, 2015, October 9, 2015, November 13, 2015, November 20, 2015, and November 30, 2015;

-	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2015;
-	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 6, 2015
-	Our Quarterly Report on Form 10-Q for the period ended September 30, 2015, filed with the SEC on October 28, 2015; and
-	The description of our common stock contained in our Registration Statement on Form S-4 filed with the SEC on November 25, 2008.

Item 4     Description of Securities

Not applicable.

Item 5     Interests of Named Experts and Counsel

Not applicable.

Item 6     Indemnification of Directors and Officers

Under Article IV of our Articles of Incorporation, we have eliminated the potential liability of Directors to us, and we are also required to indemnify our Directors against any liability for monetary damages, to the extent allowed by California law.  The California Corporations Code allows corporations, including Royale Energy, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duties.  The Corporations Code provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held.

Our Articles of Incorporation also provide that if California law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our Directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

Item 7     Exemption from Registration Claimed

Not applicable.

Item 8     Exhibits

Exhibit	Description
5.1	Opinion of Strasburger & Price, L.L.P., as to the validity of the securities being offered
10.1	Compensation Agreement between the Company and Gary Grinsfelder
10.2	Compensation Agreement between the Company and Jonathan Gregory
10.3	Compensation Agreement between the Company and Donald M. Hosmer
10.4	Compensation Agreement between the Company and Harry E. Hosmer
10.5	Compensation Agreement between the Company and Stephen M. Hosmer
10.6	Compensation Agreement between the Company and Ronald Verdier
10.7	Compensation Agreement between the Company and Ronald Buck
23.1	Consent of SingerLewak LLP
23.2	Consent of Padgett, Stratemann & Co., LLP
23.3	Consent of Strasburger & Price, L.L.P. (included in Exhibit 5.1)
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of Source Energy, LLC

Item 9     Undertakings

The undersigned registrant undertakes:

(a)           To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1)           include any prospectus required by section 10(a)(3) of the Securities Act.

(2)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission as required by to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)           To include any additional or changed material information on the plan of distribution.

(b)           That, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c)           To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report as required by Section 13(a) or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Because indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the Registrant according to the provisions set forth or described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Cajon, State of California, on December 14, 2015.

ROYALE ENERGY, INC.

/s/Jonathan Gregory
Jonathan Gregory, Chief Executive Officer

/s/ Stephen M.Hosmer
Stephen M. Hosmer, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: December 14, 2015	/s/ Harry E. Hosmer
Harry E. Hosmer, Chairman of the Board and Director

/s/ Jonathan Gregory
Jonathan Gregory, Chief Executive Officer and Director (Principal Executive Officer)

Date: December 14, 2015	/s/ Donald H. Hosmer
Donald H. Hosmer, Co-President and Director

Date: December 14, 2015	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Date: December 14, 2015	/s/ Gary Grinsfelder
Gary Grinsfelder, Director

Date: December 14, 2015	/s/ Ronald Buck
Ronald Buck, Director

Date: December 14, 2015	/s/ Ronald Verdier
Ronald Verdier, Director